Exhibit 3.1.2

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GRAFTECH INTERNATIONAL LTD.

FIRST: The name of the corporation is GrafTech International Ltd. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the Delaware General Corporation Law, as from time to time amended (the “DGCL”).

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 1000 shares of common stock, par value $0.01 per share.

FIFTH: The number of directors of the Corporation shall be fixed from time to time in the manner provided by the bylaws of the Corporation or an amendment thereof adopted by the Board of Directors (as defined below). Election of directors need not be by written ballot.

SIXTH: In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Second Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

SEVENTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Second Amended and Restated Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

EIGHTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c) Nothing contained in this Second Amended and Restated Certificate of Incorporation shall in any way terminate, limit, diminish or otherwise adversely affect any rights an officer or director of the Corporation may have under the certificate of incorporation of the Corporation in effect prior to the effectiveness of this Second Amended and Restated Certificate of Incorporation.

NINTH: The Corporation hereby elects, in this Second Amended and Restated Certificate of Incorporation, not to be governed by Section 203 of Title 8 of the DGCL.